Exhibit 32.1

Written Statement of the Chief Executive Officer
Pursuant to 18 U.S.C. § 1350

     Solely for the purposes of complying with 18 U.S.C. § 1350, I, the undersigned Chief Executive Officer of Nicholas Financial, Inc. (the “Company”), hereby certify, based on my knowledge, that the Annual Report on Form 10-KSB of the Company for the year ended March 31, 2005 (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Nicholas Financial, Inc.
By: /s/ Peter L. Vosotas
Peter L. Vosotas
Chief Executive Officer
June 29, 2005